Exhibit 5


                      [Letterhead of Pelino & Lentz, P.C.]


                                  May 12, 1999


Pennsylvania Physician Healthcare Plan, Inc.
651 East Park Drive
Harrisburg, PA 17111

Ladies and Gentlemen:

     This opinion is being given in connection with the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Pennsylvania Physician Healthcare Plan, Inc. (the "Company") on or about the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 250,000 Units (the "Units"), each Unit consisting of one share of Common Stock, $.01 par value per share (the "Common Stock"), and one warrant to purchase one share of Common Stock (the "Warrants"), and up to 2,000,000 shares (the "Shares") of Common Stock, including those Shares comprising a part of the Units. In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Units, the Shares and the Warrants have been legally authorized for issuance and, when the Shares and Warrants are sold and paid for, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company, and the Warrants will be validly issued and outstanding rights to subscribe for shares of Common Stock of the Company.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                        Very truly yours,


                                        /s/ Pelino & Lentz, P.C.
                                        ----------------------------------------

                                        PELINO & LENTZ, P.C.